UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     November 29, 2007 (November 29, 2007)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On November 29, 2007, Brown-Forman Corporation issued a press release reporting results of its operations for the fiscal quarter ended October 31, 2007. A copy of this press release is attached hereto as Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (d) The following Exhibit is furnished as part of this Current Report on Form 8-K.

          99.1  Brown-Forman Corporation Press Release dated November 29, 2007



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   November 29, 2007                  By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary



Exhibit Index

Exhibit
Number     Description

99.1       Brown-Forman Corporation Press Release dated November 29, 2007

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS EARNINGS PER SHARE GROWTH FOR THE QUARTER OF 4%, UNDERLYING OPERATING INCOME UP 6%


Louisville, KY, November 29, 2007 - Brown-Forman Corporation reported diluted earnings per share for its second quarter ended October 31, 2007, of $1.04, up 4% compared to the same prior year period.(1) Higher quarterly earnings reflect accelerated double-digit international profit growth for the company's Jack Daniel's Tennessee Whiskey, Finlandia vodka, and Southern Comfort brands. Strong international consumer trends, particularly in Europe, a weaker U.S. dollar, higher global trade inventory levels, and the acquisition of Casa Herradura(2), contributed to the 16% reported growth in operating income for the quarter. Excluding the benefits of a weaker U.S. dollar, higher trade inventories, acquired brands, and the absence of last year's gain associated with the sale of winery assets in Italy, underlying(3) operating income was up 6% in the quarter.

Net sales in the quarter increased 23% to $893 million, while gross profit also expanded 23% to $470 million. The addition of acquired brands, significant gains in consumer demand internationally for the company's premium global brands, and favorable foreign currency trends fueled these improvements. The company's gross margin on a stripped net sales basis (gross profit as a percentage of net sales excluding excise tax) was 65.7%, unchanged when compared to the same prior-year period, as foreign exchange benefits and the continued shift in mix of our business to higher margin international markets were offset by the addition of lower margin Mexican business and higher costs from rising grain and energy prices.

--------
(1) All financial and statistical information in this press release relates to continuing operations of the company unless otherwise stated. Earnings per share refers to diluted earnings per share.
(2) References to Casa Herradura include all brands (el Jimador, Herradura,
    New Mix, Antiguo, Suave 35 and other brands) and operations acquired in January 2007.
(3) Underlying growth represents reported financial results in accordance with GAAP, adjusted for certain items. A reconciliation from reported to underlying net sales, gross profit, operating income, and earnings per share (non-GAAP measures) for the quarter and year-to-date, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the Notes to this press release.

Advertising expenses increased $20 million, or 22%, in the quarter, reflecting additional investments behind the company's premium global brands (Jack Daniel's, Southern Comfort and Finlandia), new investments in support of acquired brands, and the effects of a weaker U.S. dollar. SG&A expenses increased approximately $26 million, or 21%, largely driven by the Casa Herradura acquisition and the resulting addition of a sales, marketing, and distribution infrastructure in Mexico, and a weaker U.S. dollar.

Jack Daniel's global depletions(4) grew in the low-single digits in the quarter as mid-single digit gains internationally more than offset a modest quarterly decline in the U.S. The brand's first half global depletions grew in the mid-single digits, driven by 9% volume growth in international markets. Strong double-digit volume gains were recorded in the first half of the fiscal year for both the Gentleman Jack and the Jack Daniel's & Cola brand extensions.

Globally, Southern Comfort volumes grew at a low-single digit rate in the quarter, as double-digit increases in the U.K. and South Africa offset a low-single digit decline in the U.S. For the first half of the fiscal year, the brand's depletions grew 10% internationally. Global Finlandia volumes continued to grow at an impressive double-digit rate in the quarter as the brand sustained its four-year trend of strong performance in Eastern Europe. Depletions for our super-premium developing brands increased at a high-single digit rate in the quarter, led by Woodford Reserve, Sonoma-Cutrer, and Chambord. Depletions for the company's mid-priced regional brands declined at a low-single digit rate in the quarter.

--------
(4) Depletions are shipments from wholesale distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

For the first six months of the fiscal year, reported diluted earnings per share were $1.81, up 2% over the prior-year period. Operating income for the first half of the fiscal year increased 13% on a reported basis. Adjusting reported results for favorable benefits from foreign currency fluctuations, acquisitions, trade inventory fluctuations, and last year's net gain on the sale of winery assets, operating income grew 7% for the first half of this fiscal year. Solid international consumer demand for Jack Daniel's, Southern Comfort, and Finlandia, and improved volumes and profits from several other brands including Gentleman Jack, Bonterra, Korbel, and Woodford Reserve drove this underlying growth.

Share Repurchase Program

As announced yesterday, the company's Board of Directors has authorized the repurchase of up to $200 million of outstanding Class A and Class B common stock over the next 12 months, subject to market and certain other conditions. Under this plan, the company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions.

Full-Year Outlook

The company is narrowing the range of its full-year earnings outlook for fiscal 2008 to $3.42 to $3.54 per diluted share, representing forecasted growth of 9% to 13% over comparable prior year earnings of $3.14 per share. This outlook includes expected earnings dilution of $0.13 to $0.18 associated with the acquisition of Casa Herradura, which is unchanged from prior guidance, and excludes any potential benefit from share repurchases during the remainder of this fiscal year. Despite a more challenging environment in the U.S. and the company's expectation for higher energy and grain costs, this revised outlook anticipates additional foreign exchange benefits, solid underlying gross profit growth (particularly outside the U.S.), moderating increases in operating expenses, and a lower tax rate in the second half of the fiscal year.

Brown-Forman will host a conference call to discuss second quarter results at 10:00 a.m. (EDT) today. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that the participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, and then click on the link to "Investor Relations."

For those unable to participate in the live call, a digital replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 23915963. A digital audio recording of the conference call will also be available on the web page approximately one hour after the conclusion of the conference call. The replays will be available for at least 30 days.

Brown-Forman Corporation is a diversified producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Tequila Herradura, el Jimador Tequila, Canadian Mist, Fetzer and Bolla wines, and Korbel California Champagnes.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward- looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn about half of our profits, including higher energy prices, declining home prices, deterioration of the sub-prime lending market, or other factors;
 - lower consumer confidence or purchasing related to changes in economic conditions, major natural disasters, terrorist attacks or widespread outbreak of infectious diseases;
 - tax increases, whether at the federal or state level or in major international markets and/or tariff barriers or other restrictions affecting beverage alcohol;
 - limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or in international markets;
 - adverse developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our industry conspired to promote the consumption of alcohol by those under the legal drinking age;
 - fluctuations in the U.S. dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, and the South African Rand;
 - reduced bar, restaurant, hotel and travel business, including travel retail;
 - longer-term, a change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - changes in distribution arrangements in major markets that limit our ability to market or sell our products;
 - adverse impact on performance and reported results as a consequence of integrating acquisitions and ensuring their conformance to the company's trade practice standards, financial controls environment and U.S. public company requirements;
 - price increases in energy or raw materials, including grapes, grain, agave, wood, glass, and plastic;
 - changes in climate conditions and agricultural uncertainties that adversely affect the supply of grapes, agave, grain and wood;
 - termination of our rights to distribute and market agency brands in our portfolio;
 - press articles or other public media related to our company, brands, personnel, operations, business performance or prospects;
 - counterfeit production of our products and any resulting negative effect on our intellectual property rights or brand equity; and
 - adverse developments as a result of state or federal investigations of beverage alcohol industry trade practices of suppliers, distributors and retailers.

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                      Three Months Ended
                                          October 31,
                                      2006           2007         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $727.1         $893.4          23%
   Gross profit                       382.6          470.0          23%
   Advertising expenses                92.2          112.6          22%
   Selling, general, and
    administrative expenses           120.9          146.7          21%
   Amortization expense                  --            1.3
   Other (income), net                (13.2)          (3.2)
      Operating income                182.7          212.6          16%
   Interest expense, net                1.9           12.2
      Income before income taxes      180.8          200.4          11%
   Income taxes                        56.1           70.9
      Net income                      124.7          129.5           4%

   Earnings per share:
      Basic                            1.02           1.05           3%
      Diluted                          1.00           1.04           4%


DISCONTINUED OPERATIONS
   Net loss                           $(0.9)         $(0.1)

   Loss per share:
      Basic                           (0.01)            --
      Diluted                         (0.01)            --


TOTAL COMPANY
   Net income                        $123.8         $129.4           4%

   Earnings per share:
      Basic                            1.01           1.05           4%
      Diluted                          1.00           1.04           4%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                       Six Months Ended
                                          October 31,
                                      2006           2007         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $1,360.5       $1,632.5          20%
   Gross profit                       731.6          861.0          18%
   Advertising expenses               173.0          206.5          19%
   Selling, general, and
    administrative expenses           248.9          289.7          16%
   Amortization expense                  --            2.6
   Other (income), net                (15.2)          (5.9)
      Operating income                324.9          368.1          13%
   Interest expense, net                2.9           23.4
      Income before income taxes      322.0          344.7           7%
   Income taxes                       102.7          119.9
      Net income                      219.3          224.8           3%

   Earnings per share:
      Basic                            1.79           1.82           2%
      Diluted                          1.77           1.81           2%


DISCONTINUED OPERATIONS
   Net loss                           $(1.7)         $(0.2)

   Loss per share:
      Basic                           (0.01)            --
      Diluted                         (0.01)            --


TOTAL COMPANY
   Net income                        $217.6         $224.6           3%

   Earnings per share:
      Basic                            1.77           1.82           3%
      Diluted                          1.75           1.81           3%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                 April 30,          October 31,
                                                   2007                2007
                                                  -------             -------
Assets:
Cash and cash equivalents                        $  282.8            $  192.7
Short-term investments                               85.6                  --
Accounts receivable, net                            403.7               535.1
Inventories                                         694.4               733.6
Other current assets                                168.7               133.8
                                                  -------             -------
     Total current assets                         1,635.2             1,595.2

Property, plant, and equipment, net                 506.3               506.2
Goodwill and other intangible assets              1,354.1             1,382.7
Prepaid pension cost                                 23.0                24.3
Other assets                                         32.8                37.9
                                                  -------             -------
     Total assets                                $3,551.4            $3,546.3
                                                  =======             =======

Liabilities:
Accounts payable and accrued expenses            $  361.1            $  424.0
Accrued income taxes                                 27.0                  --
Payable to shareholders                             203.7                  --
Short-term borrowings                               401.1               345.1
Current portion of long-term debt                   354.0               354.0
                                                  -------             -------
     Total current liabilities                    1,346.9             1,123.1

Long-term debt                                      421.9               418.2
Deferred income taxes                                56.6                61.7
Accrued postretirement benefits                     122.8               127.6
Other liabilities                                    29.8                65.7
                                                  -------             -------
     Total liabilities                            1,978.0             1,796.3

Stockholders' equity                              1,573.4             1,750.0
                                                  -------             -------

Total liabilities and stockholders' equity       $3,551.4            $3,546.3
                                                  =======             =======

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
              (including cash flows from discontinued operations)
                              (Dollars in millions)

                                                           Six Months Ended
                                                              October 31,
                                                        2006              2007
                                                       -------           -------
Cash flows from operating activities:
   Continuing operations                               $103.4            $197.8
   Discontinued operations                                3.4              (0.2)
                                                       -------           -------
         Cash provided by operating activities          106.8             197.6

Cash flows from investing activities:
   Acquisition of business                             (250.6)              1.6
   Acquisition of brand name                               --             (12.0)
   Net (increase) decrease in short-term investments    (30.3)             85.6
   Additions to property, plant, and equipment          (21.1)            (24.2)
   Other                                                 11.2              (3.0)
                                                       -------           -------
         Cash (used for) provided by
          investing activities                         (290.8)             48.0

Cash flows from financing activities:
   Net decrease in debt                                 (30.2)            (60.9)
   Special distribution to shareholders                    --            (203.7)
   Dividends paid                                       (68.8)            (74.7)
   Acquisition of treasury stock                           --             (22.6)
   Other                                                 30.3              20.3
                                                       -------           -------
         Cash (used for) financing activities           (68.7)           (341.6)

Effect of exchange rate changes
 on cash and cash equivalents                             0.5               5.9
                                                       -------           -------

Net decrease in cash and cash equivalents              (252.2)            (90.1)

Cash and cash equivalents, beginning of period          474.8             282.8
                                                       -------           -------
Cash and cash equivalents, end of period               $222.6            $192.7
                                                       =======           =======


                                     (more)

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            October 31,
                                                    2006                  2007
                                                   ------                ------

Net sales                                          $727.1                $893.4
Excise taxes                                       $145.0                $177.8

Net sales (stripped of excise taxes)               $582.1                $715.6
Gross profit (as reported)                         $382.6                $470.0

Gross margin (as reported)                          52.6%                 52.6%
Gross margin (stripped net sales basis)*            65.7%                 65.7%

Effective tax rate                                  31.0%                 35.4%

Cash dividends paid per common share              $0.2800               $0.3025

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        122,873               123,311
   - Diluted                                      124,291               124,534



* Management believes excluding excise tax from the gross margin calculation provides a more meaningful comparison because of changes in the company's distribution structures in several markets. These changes result in the company collecting and remitting excise taxes which are reported in net sales and cost of sales, preventing effective comparison across periods where the same distribution structures were not employed.

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                         Six Months Ended
                                                            October 31,
                                                    2006                  2007
                                                   ------                ------

Net sales                                        $1,360.5              $1,632.5
Excise taxes                                       $273.4                $329.8

Net sales (stripped of excise taxes)             $1,087.1              $1,302.7
Gross profit (as reported)                         $731.6                $861.0

Gross margin (as reported)                          53.8%                 52.7%
Gross margin (stripped net sales basis)*            67.3%                 66.1%

Effective tax rate                                  31.9%                 34.8%

Cash dividends paid per common share              $0.5600               $0.6050

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        122,742               123,254
   - Diluted                                      124,178               124,475



* Management believes excluding excise tax from the gross margin calculation provides a more meaningful comparison because of changes in the company's distribution structures in several markets. These changes result in the company collecting and remitting excise taxes which are reported in net sales and cost of sales, preventing effective comparison across periods where the same distribution structures were not employed.






These figures have been prepared in accordance with the company's customary accounting practices.

                                   Schedule A

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)

                                                       Three Months              Six Months
                                                          Ended                    Ended
                                                     October 31, 2007         October 31, 2007

Net sales from acquisitions                                 9%                       8%
UNDERLYING NET SALES GROWTH                                 7%                       7%
Favorable foreign currency fluctuations                     5%                       4%
Estimated net change in trade inventories                   2%                       1%
                                                          -----                    -----
Reported net sales growth                                  23%                      20%
                                                          =====                    =====


UNDERLYING GROSS PROFIT GROWTH                              7%                       7%
Gross profit from acquisitions                              7%                       6%
Favorable foreign currency fluctuations                     6%                       4%
Estimated net change in trade inventories                   3%                       1%
                                                          -----                    -----
Reported gross profit growth                               23%                      18%
                                                          =====                    =====


UNDERLYING OPERATING INCOME GROWTH                          6%                       7%
Favorable foreign currency fluctuations                     7%                       6%
Operating income from acquisitions                          2%                       2%
Estimated net change in trade inventories                   7%                       1%
Absence of gain on winery sale                             (6%)                     (3%)
                                                          -----                    -----
Reported operating income growth                           16%                      13%
                                                          =====                    =====


UNDERLYING DILUTED EARNINGS PER SHARE GROWTH                5%                       7%
Favorable foreign currency fluctuations                     6%                       6%
Estimated net change in trade inventories                   6%                       1%
Higher tax rate                                            (2%)                     (1%)
Absence of interest income                                 (1%)                     (2%)
Aquisitions (operating income net of interest expense)     (2%)                     (4%)
Absence of gain on winery sale                             (8%)                     (5%)
                                                          -----                    -----
Reported diluted earnings per share growth                  4%                       2%
                                                          =====                    =====

Notes:

Acquisitions - Refers to the acquisition of the Casa Herradura brands in January 2007 and Chambord in May 2006, thus making comparisons difficult to understand. In addition, we believe that excluding the results of these acquisitions provides helpful information in forecasting and planning the growth expectations of the company.

Favorable foreign currency fluctuations - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Estimated net change in trade inventories - Refers to the estimated financial impact of changes in wholesale trade inventories for the company's brands in markets where we use third-party distributors. We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. Based on the estimated depletions and the fluctuations in trade inventory levels, we then adjust the percentage variances from prior to current periods for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of wholesale inventories.

Absence of gain on winery assets - Refers to the net gain recorded during fiscal 2007 associated with the sale of an Italian winery used in the production of Bolla wines. We believe this item creates a disproportionate effect on underlying business results, making comparisons difficult to understand for the reader. In addition, we believe that excluding this gain provides helpful information in forecasting and planning the growth expectations of the company.

Absence of interest income - Refers to the absence of interest income in fiscal 2008 that was earned in fiscal 2007 on the cash proceeds from the sale of Lenox, which was distributed to shareholders in May of 2007. We believe adjusting for this interest income, which was earned by temporarily investing the proceeds from the sale of a segment of our business, allows management and investors to understand better the company's underlying growth.

Higher tax rate - Refers to the impact on second quarter and year-to-date results due to the timing of certain tax related events that affected comparisons. We believe adjusting for the impact of the higher tax rate better reflects the underlying earnings of the company.

The company cautions that non-GAAP measures may be considered in addition to, but not as a substitute for, the company's reported GAAP results.